Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries: Scott Larson Sycamore Networks, Inc. (978) 250-3433 scott.larson@sycamorenet.com	Investor Inquiries: Terry Adams/Tom Nealon Sycamore Networks, Inc. (978) 250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES REDUCTION IN WORKFORCE

CHELMSFORD, Mass., April 29, 2005 — Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in optical networking, today announced a workforce reduction of approximately 20 employees. The reduction, effective immediately, represents approximately 6 percent of Sycamore’s total employee base.

“While the decision to eliminate the positions of talented and dedicated employees is extremely difficult, these actions are necessary in light of the ongoing challenges we face in the optical networking market,” said Daniel E. Smith, Sycamore’s president and chief executive officer. “The company remains focused on careful expense management as we continue to review our strategic and financial alternatives.”

As a result of these actions, the company expects to record a restructuring charge of between $1 million to $1.6 million in its third quarter fiscal 2005, approximately half of which constitutes severance and other employee-related expenses. The affected positions are primarily in the company’s engineering organization and are associated with the rationalization of certain R&D initiatives. Also, in connection with this rationalization, the company will not be renewing a similar number of independent consultant contracts associated with these R&D initiatives. This reduction does not impact development or commitments on the company’s existing product platforms. Employees affected by the reduction will receive separation packages, which include severance pay, benefits and outplacement services.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) develops and markets optical networking products for telecommunications service providers worldwide. The Company’s products enable service providers to easily and cost-effectively transition their existing fiber optic network into an infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers. For more information, please visit www.sycamorenet.com.

Note to Editors: Sycamore Networks, etc. are trademarks of Sycamore Networks, Inc. All other trademarks are the property of their respective owners.

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Except for the historical information contained herein, we wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Actual results or events could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: unfavorable conditions in the telecommunications industry and economy in general; the pursuit of strategic and financial alternatives; the commercial success of the Company’s line of optical networking products; the significant cost structure required to support the Company’s strategy; competition; the Company’s reliance on a limited number of customers; the Company’s ability to sell through distribution channels; variation in the Company’s quarterly results; manufacturing and sourcing risks; product performance; conducting business internationally; current and potential litigation; intellectual property rights and disputes; stock market volatility and capital market conditions; and the other factors discussed in the Company’s most recently filed Form 10-Q and the other reports filed by the Company from time to time with the Securities and Exchange Commission. There can be no assurance that any transaction or other corporate action will result from the Company’s review of strategic and financial alternatives. Further, there can be no assurance concerning the success, type, form, structure, nature, results, timing, or terms and conditions of any such potential transaction, even if such an action does result from this review. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise